FOR IMMEDIATE RELEASE

COMPANY CONTACT:

Robert L. LaPenta, Jr.
Vice President - Chief Accounting Officer and Treasurer
(609) 387-7800 ext. 1216

BURLINGTON COAT FACTORY REPORTS
THIRD QUARTER SALES AND NET INCOME

Burlington, NJ - April 12, 2005 --- Burlington Coat Factory Warehouse Corporation (NYSE-BCF) today reported its net income and sales for the third quarter ended February 26, 2005.

For the three months ended February 26, 2005, net income was $66.7 million or $1.49 per share. This compares with net income of $36.0 million or $0.84 per share for the corresponding period ended February 28, 2004.

Net sales from continuing operations for the three months ended February 26, 2005 were $969.5 million compared with $851.0 million during the corresponding period ended February 28, 2004. Comparative store sales for the quarter increased 8.4%.

For the nine months ended February 26 2005 net income was $89.7 million or $2.01 per share. This compares with the prior fiscal year's nine-month net income of $46.4 million or $1.04 per share.

Net sales from continuing operations for the nine months ended February 26, 2005 were $2.418 billion compared with $2.159 billion during the corresponding period ended February 28, 2004. Comparative store sales for the nine month period ended February 26, 2005 increased 5.8%.

The increase in comparative store sales is due primarily to a colder fall and winter this year as well as a stronger economic climate compared to last year. The double-digit comparative sales increase in the month of December, as well as the strong sales in the remainder of the quarter helped reduce gross margins as a percentage of sales from 64.5% a year ago to 63.1% this fiscal quarter. Selling and administrative expenses also declined as a percentage of sales from 26.5% to 24.5%.

The Company had cash and cash equivalents of $72.7 million, merchandise inventory of $727 million, long term debt (including capitalized lease obligations) of $132.5 million and stockholders' equity of $910.4 million at February 26, 2005. This compares with cash and cash equivalents of $149.3 million, merchandise inventory of $608.2 million, long term debt (including capitalized lease obligations) of $133.7 million and stockholders' equity of $845.4 million at February 28, 2004.

All financial information contained in this press release regarding the three and nine month periods ended February 28, 2004 has been modified to reflect the restatement of the Company's condensed consolidated financial statements for the three and nine month periods ended February 28, 2004 in respect computation of depreciation/amortization, straight-line rent expense and the related deferred rent liability, as well as the reclassification of its other income items, including investment income, gains or losses on disposition of fixed assets and other miscellaneous income items.

During the nine months ended February 26, 2005 the Company opened six Burlington Coat Factory stores, three free standing MJM Designer Shoe stores and one Super Baby Depot store. An additional four Burlington Coat Factory stores were relocated during the current fiscal year to locations within the same trading market. Two store locations, previously operated as Decelle stores, were converted to Cohoes Fashion stores. The Company expects to open an additional three Burlington Coat Factory stores, one MJM Designer Shoe store and one Super Baby Depot store during the remainder of the current fiscal year. In addition, two locations are expected to be relocated to new locations within the same trading market.

As of the end of the third fiscal quarter, Burlington Coat Factory operated 358 stores in 42 states, principally under the name of Burlington Coat Factory.

The Company will be holding a conference call regarding the third quarter results at 10:00 EST on April 13, 2005. To listen to the call, visit our web site at http://www.coat.com.

Statements made on the press release that are forward-looking (within the meaning of the Private Securities Litigation Reform Act of 1995) are not historical facts and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: general economic conditions; consumer demand; consumer preferences; weather patterns; competitive factors, including pricing and promotional activities of major competitors; the availability of desirable store locations on suitable terms; the availability, selection and purchasing of attractive merchandise on favorable terms; import risks; the Company's ability to control costs and expenses; unforeseen computer related problems; any unforeseen material loss or casualty; the effect of inflation; and other factors that may be described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

BURLINGTON COAT FACTORY WAREHOUSE CORPORATION AND
SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(All amounts in thousands, except share data)
	Nine Months Ended
	February 26, 2005	February 28, 2004 (As Restated)

REVENUES:

Net Sales	$2,417,904	$2,158,707
Other Revenue	21,864	19,751

	2,439,768	2,178,458
COSTS AND EXPENSES:
Cost of Sales (Exclusive of Depreciation)	1,525,395	1,366,600
Selling and Administrative Expenses	705,541	667,633
Depreciation	64,881	60,818
Interest Expense	5,351	4,098
Other Income, Net	(9,001)	(1,863)
	2,292,167	2,097,286

Income From Continuing Operations Before Provision for Income Tax	147,601	81,172
Provision for Income Tax	57,379	31,404
Income from Continuing Operations	90,222	49,768
Net Loss from Discontinued Operations, Net of Tax Benefit	(491)	(3,406)
Net Income	89,731	46,362

Net Unrealized Gain on Non-Marketable Securities, Net of Tax	1	1
Total Comprehensive Income	$ 89,732	$ 46,363

Basic and Diluted Earnings Per Share:

Basic and Diluted Income Per Share from Continuing Operations	$ 2.02	$ 1.12
Basic and Diluted (Loss) from Discontinued Operations	(0.01)	(0.08)
Basic and Diluted Net Income Per Share	$ 2.01	$ 1.04

Basic Weighted Average Shares Outstanding	44,653,779	44,565,592

Diluted Weighted Average Shares Outstanding	44,750,045	44,652,973

Dividends Per Share	$ 0.60	$ 0.03

BURLINGTON COAT FACTORY WAREHOUSE CORPORATION AND
SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(All amounts in thousands, except share data)
	Three Months Ended
	February 26, 2005	February 28, 2004 (As Restated)

REVENUES:

Net Sales	$969,632	$ 851,013
Other Revenue	7,522	6,763

	977,154	857,776
COSTS AND EXPENSES:
Cost of Sales (Exclusive of Depreciation)	611,971	549,010
Selling and Administrative Expenses	237,230	225,790
Depreciation	21,654	21,531
Interest Expense	1,780	1,630
Other Income, Net	(4,417)	(1,432)
	868,218	796,529

Income From Continuing Operations Before Provision for Income Tax	108,936	61,247
Provision for Income Tax	42,731	23,607

Net Income from Continuing Operations	66,205	37,640
Net Income (Loss) from Discontinued Operations, Net of Tax (Benefit) Provision	513	(1,622)
Net Income	66,718	36,018

Net Unrealized Gain on Non-Marketable Securities, Net of Tax	-	1

Total Comprehensive Income	$ 66,718	$ 36,019

Basic and Diluted Earnings Per Share:

Basic and Diluted Income Per Share from Continuing Operations	$ 1.48	$ 0.84
Basic and Diluted (Loss) from Discontinued Operations	0.01	(0.03)
Basic and Diluted Net Income Per Share	$ 1.49	$ 0.81

Basic Weighted Average Shares Outstanding	44,679,699	44,586,445

Diluted Weighted Average Shares Outstanding	44,787,991	44,669,940

Dividends Per Share	$ 0.56	$ -